CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE Eleven Madison Avenue New York, NY 10010	CITICORP NORTH AMERICA, INC. CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, NY 10013
CONFIDENTIAL
December 18, 2006
Express Scripts, Inc.
13900 Riverport Drive
Maryland Heights, Missouri 63043
Attention: Edward J. Stiften,
          Senior Vice President and Chief Financial Officer
Express Scripts, Inc.
Commitment Letter
Ladies and Gentlemen:
     You have advised Credit Suisse (“CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”) and Citicorp North America, Inc., (together with its affiliates, “CNAI”) and Citigroup Global Markets Inc. (together with its affiliates, “CGMI” and, together with CNAI, “Citigroup”; and CS Securities, together with CGMI, the "Lead Arrangers”; and Credit Suisse, together with Citigroup, “we” or “us”) that Express Scripts, Inc. (“you” or the “Company”) intends to consummate the Transactions described in Exhibit A hereto (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Transaction Description and Term Sheets attached hereto.
     You have asked us to arrange and provide an aggregate of $15.0 billion of senior secured financing to consummate the Acquisition pursuant to the Facilities contained herein.
     In connection with the foregoing, each of CS and CNAI is pleased to advise you of its commitment, severally and not jointly, to each provide up to 50% of the principal amount of each of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, the “Commitment Letter”).
     You hereby appoint CS Securities and CGMI to act, and CS Securities and CGMI hereby agree to act, as joint bookrunners and joint lead arrangers for the Facilities, it being understood that CS Securities shall appear “on the left” in all marketing materials relating to the Facilities. You hereby appoint CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You hereby appoint CGMI to act, and CGMI hereby agrees to act, as sole syndication agent for the Facilities. CS Securities, CS and CGMI in such respective capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.
     We will, prior to or after the execution of definitive documentation for the Facilities, syndicate the Facilities (including, in our discretion, all or a portion of our commitments hereunder) to a group of financial institutions (together with CS and CNAI, the “Lenders”) identified by us in consultation with you. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from the existing lending and investment banking relationships of the Company, (b) direct contact between senior management, representatives and advisors of the Company and the proposed Lenders, (c) assistance by the Company in the preparation of a Confidential Information Memorandum for each of the Facilities and other marketing materials to be used in connection with the syndication, (d) prior to the launch of the syndication, the obtaining of ratings for the Facilities as well as a corporate credit rating and a corporate family rating, respectively, from each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (e) the hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders. You agree, at the request of the Lead Arrangers, to assist in the preparation of versions of the Confidential Information Memoranda and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either publicly available or not material with respect to the Company, Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being "Public Lender Information”). You further agree that, in the event of a Negotiated Transaction or a Back-End Merger, you will use your commercially reasonable efforts to cause the Target, its senior management, representatives and advisors to assist in the foregoing matters. Any information and documentation that is not Public Lender Information is referred to herein as "Private Lender Information”. You further agree that each document to be disseminated by the Lead Arrangers to any Lender in connection with the Facilities will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by Credit Suisse and Citigroup for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities.
     The Lead Arrangers will manage, in consultation with you, all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your approval, not to be unreasonably withheld or delayed), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and, in the event of a Negotiated Transaction or a Back-End Merger, to use commercially reasonable efforts to cause Target to provide) to the Lead Arrangers all information with respect to the Company, Target and their respective subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as we may reasonably request. You hereby represent and covenant (and it shall be a condition to our commitments hereunder and agreements to perform the services described herein) that, to the best of your knowledge, (a) all information other than the Projections and information of a general economic nature (the “Information”) that has been or will be prepared by you or any of your representatives and made available to Credit Suisse and Citigroup by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be prepared by you or any of your representatives and made available to Credit Suisse and Citigroup by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to the Lead Arrangers (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and no assurance can be given that the Projections will be realized). You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

     As consideration for CS’s and Citigroup’s commitments hereunder and agreements to perform the services described herein, you agree to pay to CS, CNAI and the Lead Arrangers the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).
     CS’s and CNAI’s commitments hereunder and agreements to perform the services described herein are subject to (a) to the extent that you are provided with an opportunity to conduct a due diligence investigation of the Target, our having a concurrent opportunity to conduct a comparable due diligence investigation of the Target and our satisfaction in all respects with the results thereof, (b) since September 30, 2006 there has not been any event, occurrence, development or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement or the Offer to Purchase, as applicable (provided that each, as applicable, is reasonably acceptable to the Lead Arrangers), but without giving effect to any consent or waiver thereto by the Company that is materially adverse to the Lenders unless the Lead Arrangers shall have approved of such consent or waiver in writing) on the Target, (c) our reasonable satisfaction that, prior to and during the syndication of the Facilities, there shall be no issues of debt securities or commercial bank or other credit facilities of the Company or any of its subsidiaries being offered, placed or arranged, (d) the negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent with the Exhibits hereto and otherwise reasonably satisfactory to the Lead Arrangers and their counsel, (e) the Lead Arrangers having been afforded a period of at least 30 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities, (f) your compliance with the material terms of the Fee Letter, (g) our receipt of projections of the Company, Target and their subsidiaries for the years 2007 through the final maturity of the Facilities, in form and substance reasonably satisfactory to the Lead Arrangers with quarterly breakdowns for the first eight quarters thereof, beginning with the first quarter of 2007 (it being understood that, in the event of an Exchange Offer, the Company may not have the assistance of Target in preparing such projections), and (h) the other material conditions set forth or referred to in the Term Sheets and the other exhibits hereto. The terms and conditions to the Facilities (other than the conditions to the initial funding) are not limited to the terms and conditions set forth in this Commitment Letter. Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the approval and agreement of Credit Suisse, Citigroup and you.
     Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation with respect to the Facilities or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (i) the only representations relating to the Company, the Target and their respective subsidiaries and their respective businesses the making of which shall be a condition to availability of the applicable Facilities on the applicable Closing Date shall be (A) in the case of a Negotiated Transaction, such of the representations made by or on behalf of the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below), and (ii) the terms of the definitive documentation with respect to the Facilities shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and the Exhibits attached hereto to this Commitment Letter are satisfied (it being understood that, to the extent the perfection of any Collateral (as defined in the Exhibits) (other than the pledge and perfection of security interests in the capital stock of subsidiaries of the Company (including the Target and, in the case of a Negotiated Transaction, the Target’s subsidiaries) and other assets for which a lien may be perfected by filing a financing statement under the UCC) may not be accomplished after use of commercially reasonable efforts, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered or effected within a reasonable period after the Closing Date pursuant to arrangements to be mutually agreed between you and the Lead Arrangers). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Exhibits to this Commitment Letter relating to corporate power and authority, due authorization, execution and delivery and the enforceability of the definitive documentation with respect to the Facilities, Federal Reserve margin regulations, and the Investment Company Act.
     You agree (a) to indemnify and hold harmless Credit Suisse, Citigroup and their affiliates and their respective officers, directors, employees, agents, controlling persons, members and successors and assigns (each, an

"Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse Credit Suisse and Citigroup from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of Credit Suisse’s and Citigroup’s due diligence investigation, consultants’ fees (for consultants engaged with your consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter and the definitive documentation for the Facilities. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.
     You acknowledge that Credit Suisse, Citigroup and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. In particular an affiliate of each of Credit Suisse and Citigroup is acting as an advisor to you in connection with the Acquisition. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies, and that the Lead Arrangers shall not be imputed to have knowledge of confidential information provided to or obtained by any of their respective affiliates in their capacities as advisors to you in connection with the Acquisition.
     You acknowledge that each of CS Securities and CGMI is a full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, CS and its affiliates and CGMI and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and other companies with which the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Credit Suisse, Citigroup or any of their affiliates or customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
     You acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse or Citigroup is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse or Citigroup has advised or is advising you on other matters, (b) Credit Suisse and Citigroup, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse or Citigroup, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Credit Suisse and Citigroup are engaged in a broad range of transactions that may involve interests that differ from your interests and neither Credit Suisse nor Citigroup has an obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse or Citigroup for breach of fiduciary duty or alleged breach of fiduciary duty and agree neither Credit Suisse nor Citigroup shall have liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that neither Credit Suisse nor Citigroup is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and neither Credit Suisse nor Citigroup shall have responsibility or liability to you with respect thereto. Any review by Credit Suisse or Citigroup of the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Credit Suisse and Citigroup and shall not be on behalf of you or any of your affiliates.
     This Commitment Letter shall not be assignable by you without the prior written consent of CS and CNAI and the Lead Arrangers (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, Target, your or Target’s stockholders or any other person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship between the parties hereto. Prior to the Closing Date, with your consent (such consent not to be unreasonably withheld or delayed), each of CS and CNAI may assign its commitments hereunder to one or more prospective Lenders. Each of CS and CNAI may assign its commitments hereunder to any of its affiliates. Any and all obligations of, and services to be provided by CS, CNAI or the Lead Arrangers hereunder (including, without limitation, their commitment) may be performed and any and all rights of the Lead Arrangers hereunder may be exercised by or through any of their affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS, CNAI, the Lead Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail or similar electronic transmission system, and that neither Credit Suisse nor Citigroup shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Credit Suisse and Citigroup may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Company and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at Credit Suisse’s and Citigroup’s expense. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Service of any process, summons, notice or document by registered mail addressed to the Company at its address set forth above shall be effective service of process against the Company for any such suit, action or proceeding brought in any such court.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to Target and its and your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof).
     Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.
     The reimbursement, indemnification, compensation and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or CS’s and CNAI’s commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall be released from all liability in connection therewith at such time.
     We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of Credit Suisse, Citigroup and each Lender is required to obtain, verify and record information that identifies the Company and its subsidiaries, which information includes the name, address, tax identification number and other information regarding the Company and its subsidiaries that will allow each of Credit Suisse, Citigroup or such Lender to identify the Company and its subsidiaries in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of Credit Suisse, Citigroup and each Lender.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on December 18, 2006. The Lead Arrangers’ commitments hereunder and agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before 5:00 p.m. New York City time, on the earliest to occur of (x) the date of the closing of the Exchange Offer or Acquisition, (y) the public announcement of the abandonment of the Acquisition or, in the event an Acquisition Agreement is entered into, the termination of the Acquisition Agreement or (z) December 17, 2007, then this Commitment Letter and CS’s and CNAI’s commitments and undertakings hereunder shall automatically terminate unless Credit Suisse and Citigroup shall, in their discretion, agree to an extension.
[Remainder of this page intentionally left blank]

     Credit Suisse and Citigroup are pleased to have been given the opportunity to assist you in connection with this financing.

Very truly yours, CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Richard B. Carey
	Name:	Richard B. Carey
	Title:	Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ Phillip Ho
	Name:	Phillip Ho
	Title:	Director

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Associate

CITICORP NORTH AMERICA, INC.
By:	/s/ John Peruzzi
	Name:	John Peruzzi
	Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ John Peruzzi
	Name:	John Peruzzi
	Title:	Managing Director

Accepted and agreed to as of
the date first above written:

EXPRESS SCRIPTS, INC.
By:	/s/ Edward J. Stiften
	Name:	Edward J. Stiften
	Title:	Senior Vice President and Chief Financial Officer

ANNEX A
TRANSACTIONS DESCRIPTION
     All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter to which this Exhibit A is attached. The following transactions, including the Exchange Offer, Back-End Merger and Negotiated Transaction, as applicable, are referred to herein as the “Transactions”.
     1. The Company will acquire (the “Acquisition”) Caremark Rx, Inc. (“Target”) by means of (a) an exchange offer (the “Exchange Offer”) by the Company or a wholly-owned subsidiary of the Company formed for the purpose of making the Exchange Offer (“Bidco”) to acquire not less than a majority of the outstanding common stock of the Target followed by a merger (the “Back-End Merger”) by Target with and into a newly formed subsidiary of the Company or Bidco or (b) a single-step merger (a “Negotiated Transaction”) of Target with and into a newly formed wholly-owned subsidiary of the Company, in the case of either (a) or (b) for consideration consisting of newly issued common stock of the Company and up to $12.4 billion in cash. In the case of an Exchange Offer, the aggregate consideration offered and, if consummated, paid to the stockholders of Target will consist of common stock of the Company worth not less than the cash consideration so offered and paid.
     2. In connection with the Acquisition, the Company will obtain senior secured credit facilities in an aggregate principal amount of up to $15.0 billion (the “Facilities”), which will be (a) initially as described in clause 3 below in the event the Transactions include the Exchange Offer and, following consummation of the Back-End Merger and the Rollover (as defined in Exhibits A and B) as described in clause 4 below and (b) as described in clause 4 below in the event the Transactions include a Negotiated Transaction.
     3. In the event the Transactions include the Exchange Offer:
     (a) the Company will obtain (1) senior secured credit facilities in an aggregate principal amount of up to $2.45 billion described in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Refinancing Term Sheet”) consisting of (A) a $1.45 billion tranche A term loan facility (the “Refinancing Term A Facility”) and (B) a $1.0 billion revolving credit facility (the “Refinancing Revolving Facility”) which, upon consummation of the Back-End Merger, will become the Permanent Revolving Facility (prior to consummation of the Back-End Merger, the Refinancing Revolving Facility together with the Refinancing Term A Facility are referred to as the “Refinancing Facilities”) and (2) a senior secured credit facility (the “Exchange Facility” and, together with the Refinancing Facilities, the “Two-Step Facilities”) in an aggregate principal amount of up to $12.55 billion described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Exchange Facility Term Sheet” and, together with the Refinancing Term Sheet, the “Two-Step Term Sheets”);
     (b) (1) the proceeds of the Exchange Facility will be used to finance the cash consideration payable in the Exchange Offer and (2) the proceeds of the Refinancing Facilities will be used (A) to repay (the “Refinancing”) approximately $1.45 billion outstanding under the Company’s existing credit facility dated as of October 15, 2005 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Facility”), (B) to pay related transaction fees and expenses (“Transaction Fees and Expenses”) and (C) for post-closing working capital requirements and general corporate purposes of the Company (including issuances of Letters of Credit); and
     (c) concurrently with consummation of the Back-End Merger, the Refinancing Term A Facility and the Exchange Facility will be rolled over into the Permanent Term Facilities and the Refinancing Revolving Facility will become the Permanent Revolving Facility and any incremental term loan proceeds available under the Permanent Term Facilities will be available for the cash consideration payable in the Back-End Merger.
     4. In the event the Transactions include a Negotiated Transaction or following the Back-End Merger:

A-A-1

     (a) the Company will obtain senior secured credit facilities in an aggregate principal amount of up to $15.0 billion described in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Permanent Term Sheet” and, together with the Two-Step Term Sheets, the “Term Sheets”) consisting of (1) a $4.5 billion tranche A term loan facility (the “Permanent Term A Facility”), (2) a $9.5 billion tranche B term loan facility (the “Permanent Term B Facility” and, together with the Permanent Term A Facility, the “Permanent Term Facilities”) and (3) a new $1.0 billion revolving credit facility or the Refinancing Revolving Facility, as applicable (the “Permanent Revolving Facility” and, together with the Permanent Term Facilities, the “Permanent Facilities”); and
     (b) the proceeds of the Permanent Facilities will be used (1) to finance the Acquisition, (2) for the Refinancing, (3) to pay Transaction Fees and Expenses and (4) for post-closing working capital requirements and general corporate purposes of the Company (including issuances of Letters of Credit and including for permitted acquisitions).

A-A-2

CONFIDENTIAL	EXHIBIT A
Express Scripts, Inc.
$2.45 Billion Senior Secured Credit Facilities
Summary of Principal Terms and Conditions
I.	PARTIES:

Borrower:	Express Scripts, Inc., a Delaware corporation (the “Company”).

Joint Bookrunners and
Joint Lead Arrangers:	Credit Suisse Securities (USA) LLC and Citicorp North America, Inc. (together with its affiliates, “CNAI”) and Citigroup Global Markets Inc. (together with its affiliates “CGMI” and, together with CNAI, “Citigroup”) acting through one or more of their branches or affiliates will act as joint bookrunners and joint lead arrangers for the Refinancing Facilities (collectively, in such capacities, the “Refinancing Lead Arrangers”), and will perform the duties customarily associated with such roles.

Refinancing Administrative
Agent:	Credit Suisse, acting through one or more of its branches or affiliates, will act as sole administrative agent (the “Refinancing Administrative Agent”) and collateral agent for the Refinancing Facilities and will perform the duties customarily associated with such roles.

Refinancing Syndication
Agent:	CGMI will act as sole syndication agent for the Refinancing Facilities

Refinancing Documentation
Agent:	A financial institution to be mutually agreed upon by the Company and the Refinancing Lead Arrangers.

Letter of Credit Issuer:	A financial institution to be mutually agreed upon by the Company and the Refinancing Lead Arrangers (the “Issuer”).

Refinancing Lenders:	A group of financial institutions (collectively, the “Refinancing Lenders”) as may be identified by the Refinancing Lead Arrangers and agreed upon by the Company (which agreement shall not be unreasonably withheld or delayed).
II.	TYPE AND AMOUNT OF FACILITIES:

Refinancing Facilities:	A maximum amount of $2.45 billion in senior financing to be provided to the Company consisting of (a) a term loan A facility (the "Refinancing Term A Facility”) in the aggregate principal amount of up to $1.45 billion; and (b) a revolving credit facility (the "Refinancing Revolving Facility”) in the aggregate principal amount of up to $1.0 billion.

The Refinancing Revolving Facility and the Refinancing Term A Facility are collectively referred to as the “Refinancing Facilities”. Loans made under the Refinancing Facilities are herein collectively referred to as “Refinancing Loans”. Refinancing Loans made under the Refinancing Term A Facility are collectively referred to herein as “Refinancing Term A Loans”; and Refinancing Loans made under the Refinancing Revolving Facility are collectively referred to herein as “Refinancing Revolving

Loans”.

Purpose:	Proceeds from the Refinancing Loans will be used as set forth in the Transaction Description.

A.1 Refinancing Term A
Facility:	A senior term loan A facility to be provided to the Company in the aggregate principal amount of up to $1.45 billion.

Availability:	Refinancing Term A Loans will be available concurrently with the consummation of the Exchange Offer in one drawing on the date on which all material conditions precedent to borrowing specified in the definitive documentation for the Refinancing Facilities have been satisfied or waived (the “Exchange Closing Date”). Amounts borrowed under the Refinancing Term A Facility that are repaid or prepaid may not be reborrowed.

Final Maturity for Refinancing
Term A Loans:	Subject to the Rollover, the date which is one year after the Exchange Closing Date; provided that the maturity of the Refinancing Term A Loans may be extended up to an additional six months with the consent of at least 80% of the Lenders under the Refinancing Term A Facility.
A.2 Refinancing Revolving
Facility:

Refinancing Revolving
Facility:	A six year senior revolving credit facility in the aggregate principal amount of up to $1.0 billion, pursuant to which (i) Refinancing Revolving Loans may be borrowed, repaid and reborrowed by the Company (including pursuant to a $125.0 million swingline subfacility) and (ii) letters of credit (the “Letters of Credit”) may be issued, reimbursed and re-issued on behalf of the Company and its subsidiaries, subject to the subfacility limit described below. The Refinancing Revolving Facility shall be available pursuant to standard borrowing procedures.

Availability:	The Refinancing Revolving Facility shall be available on a revolving basis during the period commencing on and after the Exchange Closing Date and ending on the Refinancing Revolving Facility Termination Date in minimum principal amounts to be agreed, subject to compliance with all material conditions precedent. Proceeds of loans under the Refinancing Revolving Facility will be used by the Company from time to time for general corporate purposes; provided, that no more than $500.0 million of proceeds of loans under the Refinancing Revolving Facility will be used to purchase shares of common stock of the Target and only so long as immediately after giving effect to such purchases the Company will own at least 90% of the outstanding common stock of the Target.

Letter of Credit Sub-
Facility Availability:	A subfacility under the Refinancing Revolving Facility of up to $200.0 million will be available to the Company and its subsidiaries for Letters of Credit. Each issuance of a Letter of Credit will constitute usage under the Refinancing Revolving Facility and will reduce availability of Refinancing Revolving Loans on a dollar-for-dollar basis. Letters of Credit must expire on the earlier of (i) one year from the date of issuance (subject, in certain cases, to customary “evergreen” provisions) and (ii) five business days prior to the Refinancing Revolving Facility Termination Date.

Drawings under any Letter of Credit shall be promptly reimbursed by the Company. To the extent that the Company does not promptly reimburse the Issuer for drawings under a Letter of Credit, the Lenders under the Refinancing Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuer pro rata based upon their respective Refinancing Revolving Facility commitments.

The issuance of all Letters of Credit shall be subject to the customary procedures of the Issuer.

Refinancing Revolving Facility Termination Date:	The date which is six years after the Exchange Closing Date.

III. ROLLOVER:	Concurrently with consummation of the Back-End Merger, the Refinancing Term A Facility will be rolled over into the Permanent Term Facilities (the “Rollover”). For the avoidance of doubt, the Refinancing Term A Facility will be rolled over into such portions of the Permanent Term Facilities as the Lead Arrangers and the Company shall determine.

IV. PERMANENT REVOLVING:
FACILITY:	Concurrently with consummation of the Back-End Merger and effectiveness of the Permanent Facilities, the Refinancing Revolving Facility will become the Permanent Revolving Facility and will be subject to the term and conditions described in Exhibit C hereto.
V. GENERAL PAYMENT PROVISIONS:

Interest Rates/Unused
Commitment Fee:	At the Company’s option, Refinancing Loans under the Refinancing Facilities will be LIBO Rate Loans or Alternate Base Rate Loans. The applicable margins (the “Applicable Margins”) shall be with respect to Refinancing Term A Loans and Refinancing Revolving Loans 1.75% in respect of LIBO Rate Loans and 0.75% in respect of Alternate Base Rate Loans. The unused commitment fee (the “Unused Commitment Fee”) will be 0.50%.

The Unused Commitment Fee will accrue at the rates above per annum on the daily average unused portion of the Refinancing Revolving Facility from the Exchange Closing Date and shall be payable quarterly in arrears and computed on the basis of a 360 day year and actual days elapsed. The aggregate outstanding principal amounts of swingline borrowings shall not be deemed to be usage under the Refinancing Revolving Facility for purposes of calculating the Unused Commitment Fee.

Default Rate:	Interest shall accrue on any amount not paid when due at a rate equal to 2% above the rate otherwise applicable with respect to Loans and 2% above the alternate base rate plus the relevant Applicable Margin for Alternate Base Rate Loans with respect to all other amounts and shall be payable upon demand.

Interest Payment Date:	Interest periods for LIBO Rate Loans shall be, at the Company’s option, seven days, fourteen days, or one, two, three or six months; provided that no such interest period shall extend beyond the relevant final maturity date. Interest on LIBO Rate Loans (computed on the basis of a 360-day year) shall be payable on the last business day of the applicable interest period for such Loans and, if earlier, at the end of each three-month period after the commencement of such interest period. Interest on Alternate Base Rate Loans (computed on the basis of a 365-day year unless the interest rate thereon is based on the Federal Funds Rate, in which case, calculated on the basis of a 360-day year) shall be payable quarterly in arrears.

Letter of Credit Fees and Payment Dates:	A Letter of Credit Fee shall accrue in an amount equal to the Applicable Margin for Refinancing Revolving Loans made or maintained as LIBO Rate Loans as then in effect on the daily average amount of all outstanding Letters of Credit, payable to each Refinancing Lender under the Refinancing Revolving Facility on the basis of its percentage of the commitments for the Refinancing Revolving Facility.

In addition, a Letter of Credit fronting fee shall be payable to the Issuer for its own account, as the Issuer, in a per annum amount to be agreed upon on the stated amount of the applicable Letter of Credit, payable in advance on the date of each issuance or extension of such Letter of Credit and quarterly thereafter. Customary drawing, administrative and amendment fees will be charged by the Issuer of each Letter of Credit for the account of the Company.

Voluntary Prepayment:	Refinancing Revolving Loans and Refinancing Term A Loans will be voluntarily payable at any time without premium or penalty in minimum and incremental amounts to be agreed. Voluntary prepayments of any Refinancing Term A Loan shall be applied to the Refinancing Term A Loans under the Refinancing Term A Facility as directed by the Company. In all events, LIBO rate breakage costs, if any, shall be for the account of the Company.

VI. GUARANTEES AND COLLATERAL:

Guarantees:	The Refinancing Facilities and hedging arrangements entered into with the Refinancing Administrative Agent, the Refinancing Lead Arrangers, a Refinancing Lender or any affiliates of any of the foregoing will be unconditionally guaranteed on a joint and several, senior basis by an entity (“Holdings”) formed to own the capital stock of the Company, if applicable, and all direct and indirect (existing and future) material domestic subsidiaries of the Company other than those subsidiaries designated as exempt subsidiaries, of which the total assets are not equal to or greater than 10% of the Company’s consolidated total assets on any such date, and those subsidiaries prohibited by law from guaranteeing the Refinancing Facilities (the "Exempt Subsidiaries”) and other than Target and its subsidiaries.

Security:	The Refinancing Facilities will be secured by a first-priority perfected lien on all of the capital stock of each direct and indirect material subsidiary of the Company (excluding Exempt Subsidiaries) and, to the extent Holdings is formed to own the capital stock of the Company, a first-priority perfected lien on all of the capital stock of the Company (collectively, the “Collateral”); provided, however, that (i) no more than 65% of the voting equity interests of first tier non-U.S. subsidiaries will be pledged as security and no equity interests of other non-U.S. subsidiaries will be pledged as security and (ii) shares of Target will be excluded from the Collateral to the extent necessary to comply with margin regulations. All of the above-described liens shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Refinancing Lenders, and none of the Collateral shall be subject to any other liens.
VII.	CERTAIN CONDITIONS:

Conditions Precedent:	See Exhibit D to the Commitment Letter.

Further Conditions Precedent:	In addition to the conditions set forth in Exhibit D to the Commitment Letter, the making of each Refinancing Loan pursuant to the Refinancing Facilities and the issuance of each Letter of Credit will be conditioned upon (i) all representations in the definitive documentation with respect to the Refinancing Facilities being true and correct in all material respects, (ii) prior written notice of borrowings or issuances, as the case may be, and (iii) there being no matured or unmatured event of default.

VIII. REPRESENTATIONS, WARRANTIES, COVENANTS
AND EVENTS OF DEFAULT:	The definitive documentation with respect to the Refinancing Facilities will contain representations, warranties, covenants and events of default applicable to the Company and its subsidiaries (and, if applicable, Holdings) customary for financings of this type, subject to those additional specifications below:

Representations and Warranties:	The following (with exceptions and materiality qualifications to be agreed): organization, powers, qualification, good standing, conduct of business and subsidiaries; authorization of borrowing; accuracy of financial statements and other information; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with laws (including ERISA, margin regulations and environmental laws); securities activities; payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; employee benefit plans; environmental matters; matters related to collateral; and accuracy of disclosure.

Affirmative Covenants:	The following (to be applicable to the Company and its subsidiaries (and, if applicable, Holdings)) (with exceptions and materiality qualifications to be agreed): maintenance of corporate existence and rights; appropriate separateness covenants; performance of obligations; delivery of financial statements, other financial information and information required under the USA Patriot Act; delivery of notices of default, litigation and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; payment of taxes; environmental claims; separateness; execution of guarantees and collateral documents; release of collateral; use of commercially reasonable efforts to consummate the Back-End Merger as soon as possible after the Exchange Closing Date (which covenant will not restrict the pledge or disposition of the common stock of Target to the extent necessary to comply with margin regulations); and further assurances.

Negative Covenants:	To include the following: limitations on liens, limitations on intercompany loans, limitations on transactions with affiliates, limitations on changes in the businesses conducted by the Company and its subsidiaries, limitations on restrictions on the ability of the Company’s subsidiaries to pay dividends, make distributions or transfer assets to the Company, limitations on capital expenditures, limitations on debt, guarantees and hedging arrangements, prohibitions on sale leaseback transactions, prohibitions on restricted payments, prohibitions on investments, prohibitions on mergers and acquisitions, and prohibitions on non-ordinary course asset sales, in each case subject to baskets and exceptions to be mutually agreed.

The negative covenants will not apply to the common stock of Target to the extent necessary to comply with necessary margin regulations.

Events of Default:	Usual for facilities and transactions of this type (with exceptions and materiality qualifications to be agreed), including, without limitation, nonpayment of principal, interest or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross-default and cross-acceleration, bankruptcy, material monetary judgments, ERISA events, actual or asserted invalidity of guarantees or security interests and Change in Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Refinancing Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Refinancing Facilities (with certain amendments and waivers also requiring class votes), except that the consent of each Refinancing Lender directly adversely affected thereby shall be required with respect to (a) increases in the commitment of such Refinancing Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity (except as set forth under “Final Maturity for Refinancing Term A Loans”), (d) releases of all or substantially all of the value of the guarantors or collateral and (e) the other matters specified in the Existing Credit Agreement.

IX. MISCELLANEOUS:	Customary provisions to be included as mutually agreed, including, without limitation, the following:

1. Customary indemnity and capital adequacy provisions, including but not limited to compensation in respect of taxes (including gross-up provisions for withholding taxes) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection reasonably deemed necessary by the Refinancing Lead Arrangers to provide customary protection.

2. The Refinancing Lenders will be permitted to assign and participate Refinancing Loans and commitments in minimum amounts of $5.0 million. Any assignments shall be by novation and shall require the consent of the Company and the Refinancing Administrative Agent (unless such assignment was to another Refinancing Lender or, if there is no increased cost to the Company as a result thereof, an affiliate or related fund of the assigning Refinancing Lender), such consent not to be unreasonably withheld or delayed or required by the Company following the occurrence and during the continuance of a matured event of default.

Participations shall be without restrictions and participants will have the same benefits as the Refinancing Lenders with regard to increased costs, capital adequacy, etc., and provision of information on the Company and its subsidiaries; provided that (i) no participant shall be entitled to receive more with respect to increased costs, etc. than the lender from which it purchased its participation and (ii) the right of participants to vote on amendments, waivers, etc. will be limited to certain customary issues such as, without limitation, extension of the final scheduled maturity date of the Refinancing Loans participated in by such participant or any decrease in the rate of interest due thereon or reduction in any amount payable in respect of any such Refinancing Loan.

3. Indemnification of the Refinancing Lead Arrangers, the Refinancing Administrative Agent, each of the Refinancing Lenders and each of their respective affiliates, directors, officers, agents and employees (collectively, the “Indemnified Parties”) from and against any losses, claims, damages, liabilities or other expenses, other than those resulting from the gross negligence or willful misconduct of any Indemnified Party.

4. The Company shall pay all reasonable fees, costs, expenses (including all reasonable out-of-pocket costs and expenses arising in connection with the syndication of the Refinancing Facilities and any due diligence investigation performed by the Refinancing Lead Arrangers, and the reasonable fees and expenses of legal counsel to the Refinancing Lead Arrangers, including any local, special or foreign counsel retained by the Refinancing Lead Arrangers in consultation with the Company) arising out of or in connection with the negotiation, preparation, execution, delivery, enforcement or administration of the definitive documentation and any amendment, modification or waiver thereto.

5. Waiver of jury trial.

6. New York governing law and consent to New York jurisdiction.

Counsel to the Refinancing Lead Arrangers, Refinancing Administrative Agent and Refinancing Lenders:	Cahill Gordon & Reindel llp.

EXHIBIT B
CONFIDENTIAL
Express Scripts, Inc.
$12.55 Billion Senior Secured Exchange Facility
Summary of Principal Terms and Conditions

I. PARTIES:

Borrower:	Express Scripts, Inc., a Delaware corporation (the “Company”). Bidco may, at the Company’s request, be the Borrower under the Exchange Facility with a full recourse secured guarantee by the Company.

Joint Bookrunners and
Joint Lead Arrangers:	Credit Suisse Securities (USA) LLC and Citicorp North America, Inc. (together with its affiliates, “CNAI”) and Citigroup Global Markets Inc. (together with its affiliates “CGMI” and, together with CNAI, “Citigroup”) acting through one or more of their branches or affiliates will act as joint bookrunners and joint Exchange Lead Arrangers for the Exchange Facility (collectively, in such capacities, the “Exchange Lead Arrangers”), and will perform the duties customarily associated with such roles.

Exchange Administrative
Agent:	Credit Suisse, acting through one or more of its branches or affiliates, will act as sole Exchange Administrative Agent (the "Exchange Administrative Agent”) and collateral agent for the Exchange Facility and will perform the duties customarily associated with such roles.

Exchange Syndication
Agent:	CGMI will act as sole syndication agent for the Exchange Facility.

Exchange Documentation
Agent:	A financial institution to be mutually agreed upon by the Company and the Exchange Lead Arrangers.

Exchange Lenders:	A group of financial institutions (collectively, the “Exchange Lenders”) as may be identified by the Exchange Lead Arrangers and agreed upon by the Company (which agreement shall not be unreasonably withheld or delayed).

II. TYPE AND AMOUNT OF EXCHANGE FACILITY:

Exchange Facility:	A maximum amount of $12.55 billion in senior secured financing to be provided to the Company.

Loans made under the Exchange Facility are collectively referred to herein as “Exchange Loans”.

Purpose:	Proceeds from the Exchange Loans will be used as set forth in the Transaction Description.

Availability:	Exchange Loans will be available on the Exchange Closing Date concurrently with the consummation of the Exchange Offer in one drawing. Amounts borrowed under the Exchange Facility that are repaid or prepaid may not be reborrowed.

Final Maturity for
Exchange Loans:	Subject to the Rollover, the date which is one year after the Exchange Closing Date; provided that the maturity of the Exchange Loans may be extended up to an additional six months with the consent of at least 80% of the Exchange Lenders.

III. ROLLOVER:	Concurrently with consummation of the Back-End Merger, the Exchange Loans will be rolled over into the Permanent Term Facilities (the “Rollover”). For the avoidance of doubt, the Exchange Loans will be rolled over into such portions of the Permanent Term Facilities as the Lead Arrangers and the Company shall determine.

IV. GENERAL PAYMENT PROVISIONS:

Interest Rates:	At the Company’s option, Loans under the Exchange Facility will be LIBO Rate Loans or Alternate Base Rate Loans. The applicable margins (the “Applicable Margins”) shall be 2.00% in respect of LIBO Rate Loans and 1.00% in respect of Alternate Base Rate Loans.

Default Rate:	Interest shall accrue on any amount not paid when due at a rate equal to 2% above the rate otherwise applicable with respect to Exchange Loans and 2% above the alternate base rate plus the relevant Applicable Margin for Alternate Base Rate Loans with respect to all other amounts and shall be payable upon demand.

Interest Payment Date:	Interest periods for LIBO Rate Loans shall be, at the Company’s option, seven days, fourteen days, or one, two, three or six months; provided that no such interest period shall extend beyond the relevant final maturity date. Interest on LIBO Rate Loans (computed on the basis of a 360-day year) shall be payable on the last business day of the applicable interest period for such Loans and, if earlier, at the end of each three-month period after the commencement of such interest period. Interest on Alternate Base Rate Loans (computed on the basis of a 365-day year unless the interest rate thereon is based on the Federal Funds Rate, in which case, calculated on the basis of a 360-day year) shall be payable quarterly in arrears.

Voluntary Prepayment:	Exchange Loans will be voluntarily payable at any time without premium or penalty in minimum and incremental amounts to be agreed. In all events, LIBO rate breakage costs, if any, shall be for the account of the Company.

Mandatory Prepayments/
Commitment Reductions:	Exchange Loans shall be prepaid on a pro rata basis with 100% of the net cash proceeds of sales or other dispositions of Collateral.

V. GUARANTEES AND COLLATERAL:

Guarantees:	The Exchange Facility and hedging arrangements entered into with the Exchange Administrative Agent, the Exchange Lead Arrangers, an Exchange Lender or any affiliates of any of the foregoing will be unconditionally guaranteed on a joint and several, senior basis by an entity

(“Holdings”) formed to own the capital stock of the Company, if applicable, and all direct and indirect (existing and future) material domestic subsidiaries of the Company other than those subsidiaries designated as exempt subsidiaries, of which the total assets are not equal to or greater than 10% of the Company’s consolidated total assets on any such date, and those subsidiaries prohibited by law from guaranteeing the Exchange Facility (the “Exempt Subsidiaries”) and other than Target and its subsidiaries.

Security:	The Exchange Facility will be secured by a first-priority perfected lien on all of the capital stock of Target acquired pursuant to the Exchange Offer (the “Collateral”) The above-described lien shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Exchange Lenders, and none of the Collateral shall be subject to any other liens.

VI. CERTAIN CONDITIONS:

Conditions Precedent:	See Exhibit D to the Commitment Letter.

Further Conditions Precedent:	In addition to the conditions set forth in Exhibit D to the Commitment Letter, the making of the Exchange Loan pursuant to the Exchange Facility will be conditioned upon (i) all representations in the definitive documentation with respect to the Exchange Facility being true and correct in all material respects, (ii) prior written notice of borrowings or issuances, as the case may be, and (iii) there being no matured or unmatured event of default.

VII. REPRESENTATIONS,
WARRANTIES, COVENANTS
AND EVENTS OF DEFAULT:	The definitive documentation with respect to the Exchange Facility will contain representations, warranties, covenants and events of default applicable to the Company and its subsidiaries (and, if applicable, Holdings) customary for financings of this type, subject to those additional specifications below:

Representations and Warranties:	As set forth in the Refinancing Term Sheet.

Affirmative Covenants:	As set forth in the Refinancing Term Sheet excluding the exception with respect to restrictions on the pledge or disposition of the common stock of the Target in the covenant to use commercially reasonable efforts to consummate the Back-End Merger as soon as possible after the Exchange Closing Date.

Negative Covenants:	As set forth in the Refinancing Term Sheet excluding the exception that the negative covenants will not apply to the common stock of Target to the extent necessary to comply with margin regulations and including a covenant not to sell, pledge, encumber or otherwise dispose of capital stock of Target.

Events of Default:	As set forth in the Refinancing Term Sheet.

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Exchange Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Exchange

Facility (with certain amendments and waivers also requiring class votes), except that the consent of each Exchange Lender directly adversely affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity (except as set forth under “Final Maturity for Exchange Loans”), (d) releases of all or substantially all of the value of the guarantors or collateral and (e) the other matters specified in the Existing Credit Agreement.

VIII. MISCELLANEOUS:	Customary provisions to be included as mutually agreed, including, without limitation, the following:

1. Customary indemnity and capital adequacy provisions, including but not limited to compensation in respect of taxes (including gross-up provisions for withholding taxes) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection reasonably deemed necessary by the Exchange Lead Arrangers to provide customary protection.

2. The Exchange Lenders will be permitted to assign and participate Loans and commitments in minimum amounts of $5.0 million. Any assignments shall be by novation and shall require the consent of the Company and the Exchange Administrative Agent (unless such assignment was to another Exchange Lender or, if there is no increased cost to the Company as a result thereof, an affiliate or related fund of the assigning Exchange Lender), such consent not to be unreasonably withheld or delayed or required by the Company following the occurrence and during the continuance of a matured event of default. Participations shall be without restrictions and participants will have the same benefits as the Exchange Lenders with regard to increased costs, capital adequacy, etc., and provision of information on the Company and its subsidiaries; provided that (i) no participant shall be entitled to receive more with respect to increased costs, etc. than the lender from which it purchased its participation and (ii) the right of participants to vote on amendments, waivers, etc. will be limited to certain customary issues such as, without limitation, extension of the final scheduled maturity date of the Loans participated in by such participant or any decrease in the rate of interest due thereon or reduction in any amount payable in respect of any such Exchange Loan.

3. Indemnification of the Exchange Lead Arrangers, the Exchange Administrative Agent, each of the Exchange Lenders and each of their respective affiliates, directors, officers, agents and employees (collectively, the “Indemnified Parties”) from and against any losses, claims, damages, liabilities or other expenses, other than those resulting from the gross negligence or willful misconduct of any Indemnified Party.

4. The Company shall pay all reasonable fees, costs, expenses (including all reasonable out-of-pocket costs and expenses arising in connection with the syndication of the Exchange Facility and any due diligence investigation performed by the Exchange Lead Arrangers, and the reasonable fees and expenses of legal counsel to the Exchange Lead Arrangers, including any local, special or foreign counsel retained by the Exchange Lead Arrangers in consultation with the Company) arising out of or in connection with the negotiation, preparation, execution, delivery, enforcement or administration of the definitive documentation and any amendment, modification or waiver thereto.

5. Waiver of jury trial.

6. New York governing law and consent to New York jurisdiction.

Counsel to the Exchange
Lead Arrangers,
Exchange Administrative
Agent and Exchange
Lenders:	Cahill Gordon & Reindel llp.

CONFIDENTIAL	EXHIBIT C
Express Scripts, Inc.
$15.0 Billion Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

I. PARTIES:

Borrower:	Express Scripts, Inc., a Delaware corporation (the “Company”).

Joint Bookrunners and
Joint Lead Arrangers:	Credit Suisse Securities (USA) LLC and Citicorp North America, Inc. (together with its affiliates, “CNAI”) and Citigroup Global Markets Inc. (together with its affiliates “CGMI” and, together with CNAI, “Citigroup”) acting through one or more of their branches or affiliates will act as joint bookrunners and joint lead arrangers for the Facilities (collectively, in such capacities, the “Permanent Lead Arrangers” and, together with the Refinancing Lead Arrangers and Exchange Lead Arrangers, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.

Permanent Administrative
Agent:	Credit Suisse, acting through one or more of its branches or affiliates, will act as sole administrative agent (the “Permanent Administrative Agent” and, together with the Refinancing Administrative Agent and Exchange Administrative Agent, the “Administrative Agent”) and collateral agent for the Facilities and will perform the duties customarily associated with such roles.

Permanent Syndication Agent:	CGMI will act as sole syndication agent for the Facilities.

Permanent Documentation Agent:	A financial institution to be mutually agreed upon by the Company and the Lead Arrangers.

Letter of Credit Issuer:	A financial institution to be mutually agreed upon by the Company and the Lead Arrangers (the “Issuer”).

Permanent Lenders:	A group of financial institutions (collectively, the "Permanent Lenders” and, together with the Refinancing Lenders and Exchange Lenders, the “Lenders”) as may be identified by the Permanent Lead Arrangers and agreed upon by the Company (which agreement shall not be unreasonably withheld or delayed).

II. TYPE AND AMOUNT OF PERMANENT FACILITIES:

Permanent Facilities:	A maximum amount of $15.0 billion in senior secured financing to be provided to the Company consisting of (a) a term loan A facility (the “Permanent Term A Facility”) in the aggregate principal amount of up to $4.5 billion; (b) a term loan B facility (the “Permanent Term B Facility”) in the aggregate principal amount of up to $9.5 billion; and (c) a revolving credit facility (the “Permanent Revolving Facility”) in the aggregate principal amount of up to $1.0 billion.

The Permanent Term A Facility and Permanent Term B Facility are collectively referred to as the “Permanent Term Facilities”. The Permanent Revolving Facility and the Permanent Term Facilities are collectively referred to as the “Permanent Facilities”. Permanent Loans made under the Permanent Facilities are herein collectively referred to as “Permanent Loans”. Loans made under the Permanent Term A Facility are collectively referred to herein as “Permanent Tranche A Term Loans”; Loans made under the Permanent Term B Facility are collectively referred to herein as the “Permanent Tranche B Term Loans” and, together with the Permanent Tranche A Term Loans, the “Permanent Term Loans”; and Permanent Loans made under the Permanent Revolving Facility are collectively referred to herein as “Permanent Revolving Loans”.

Purpose:	Proceeds from the Permanent Term Loans and Permanent Revolving Loans will be used as set forth in the Transaction Description.

A.1 Permanent Term A
Facility:	A senior amortizing term loan A facility to be provided to the Company in the aggregate principal amount of up to $4.5 billion.

Availability:	Permanent Tranche A Term Loans will be available (a) in the event of an Exchange Offer and Back-End Merger, concurrently with the consummation of the Back-End Merger and (b) in the event of a Negotiated Transaction, concurrently with the consummation of the Acquisition. Amounts borrowed under the Permanent Term A Facility that are repaid or prepaid may not be reborrowed.

Amortization:	The Permanent Tranche A Term Loans will amortize in equal quarterly installments in annual amounts equal to percentage set forth below:

Year	Amortization %
Year one	5%
Year two	5%
Year three	10%
Year four	15%
Year five	20%
Year six	45%

Final Maturity for Permanent Tranche
A Term Loans:	The date which is six years after the closing date of the Exchange Offer in the case of an Exchange Offer and Back-End Merger or six years after the closing date of the Acquisition in the event of a Negotiated Transaction. The closing date of a Back-End Merger in the case of an Exchange Offer and Back-End Merger or the closing date of the Acquisition in the event of a Negotiated Transaction is referred to herein as the “Permanent Facility Closing Date” and, together with an Exchange Offer Closing Date, as a “Closing Date”).

A.2 Permanent Term B
Facility:	A senior amortizing term loan B facility to be provided to the Company in the aggregate principal amount of up to $9.5 billion.

Availability:	Permanent Tranche B Term Loans will be available (a) in the event of an Exchange Offer and Back-End Merger, concurrently with the consummation of the Back-End Merger and (b) in the event of a

Negotiated Transaction, concurrently with the consummation of the Acquisition. Amounts borrowed under the Term B Facility that are repaid or prepaid may not be reborrowed.

Amortization:	The Permanent Tranche B Term Loans will amortize in equal quarterly installments in annualized amounts equal to 1% for the first 6-3/4 years following the Permanent Facility Closing Date with the balance due and payable at maturity.

Final Maturity for Permanent Tranche
B Term Loans:	The date which is seven years after the closing date of the Exchange Offer in the case of an Exchange Offer and Back-End Merger or seven years after the closing date of the Acquisition in the event of a Negotiated Transaction.

A.3 Permanent Revolving Facility:

Permanent Revolving
Facility:	A six-year senior revolving credit facility in the aggregate principal amount of up to $1.0 billion, pursuant to which (i) Permanent Revolving Loans may be borrowed, repaid and reborrowed by the Company (including pursuant to a $125.0 million swingline subfacility) and (ii) letters of credit (the “Letters of Credit”) may be issued, reimbursed and re-issued on behalf of the Company and its subsidiaries, subject to the subfacility limit described below. The Permanent Revolving Facility shall be available pursuant to standard borrowing procedures. If the Refinancing Facilities become effective, the Refinancing Revolving Facility will become the Permanent Revolving Facility.

Availability:	The Permanent Revolving Facility shall be available on a revolving basis during the period commencing on and after the Permanent Facility Closing Date and ending on the Permanent Revolving Facility Termination Date in minimum principal amounts to be agreed, subject to compliance with all material conditions precedent.

Letter of Credit Sub-
Facility Availability:	A subfacility under the Permanent Revolving Facility of up to $200.0 million will be available to the Company and its subsidiaries for Letters of Credit. Each issuance of a Letter of Credit will constitute usage under the Permanent Revolving Facility and will reduce availability of Permanent Revolving Loans on a dollar-for-dollar basis. Letters of Credit must expire on the earlier of (i) one year from the date of issuance (subject, in certain cases, to customary “evergreen” provisions) and (ii) five business days prior to the Revolving Facility Termination Date.

Drawings under any Letter of Credit shall be promptly reimbursed by the Company. To the extent that the Company does not promptly reimburse the Issuer for drawings under a Letter of Credit, the Lenders under the Permanent Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuer pro rata based upon their respective Permanent Revolving Facility commitments.

The issuance of all Letters of Credit shall be subject to the customary procedures of the Issuer.

Permanent Revolving Facility
Termination Date:	The date which is six years after the closing date of the Exchange Offer in the case of an Exchange Offer and Back-End Merger or six years after the closing date of the Acquisition in the event of a Negotiated Transaction.

A.4 Incremental Facilities:	The Company shall be entitled on one or more occasions and subject to satisfaction of customary conditions to incur additional revolving loans under the Permanent Revolving Facility (“Additional Revolving Loans”), additional term A loans under the Permanent Term A Facility or under a new term A loan facility to be included in the Permanent Facilities (“Additional Term A Loans”) or term B loans under the Permanent Term B Facility or under a new term B loan facility to be included in the Permanent Facilities (“Additional Term B Loans” and, collectively with the Additional Revolving Loans and Additional Term A Loans, the “Additional Loans”), in an aggregate principal amount for all such Additional Loans of up to $1.0 billion and to have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Permanent Facilities; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to any such Additional Loans and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Additional Loans, (iii) the maturity date of any Additional Revolving Loans, Additional Term A Loans and Additional Term B Loans shall be no earlier than the maturity date of the Permanent Revolving Loans, Permanent Term A Loans and Permanent Term B Loans, respectively, (iv) the weighted average life to maturity of any Additional Term A Loans and Additional Term B Loans shall be no shorter than the remaining average life to maturity of the Permanent Term A Loans and Permanent Term B Loans, respectively, (v) all fees and expenses owing in respect of such increase to the Permanent Administrative Agent and the Permanent Lenders shall have been paid, (vi) the Additional Loans shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on any Additional Revolving Loans, Additional Term A Loans and Additional Term B Loans does not exceed the then-applicable margin on the Permanent Revolving Loans, Permanent Term A Loans and Permanent Term B Loans, respectively, by more than 25 basis points and (vii) the other terms and documentation in the respect thereof, to the extent not consistent with the Permanent Facilities, shall otherwise be reasonably satisfactory to the Permanent Administrative Agent. The Company may seek commitments in respect of Additional Loans from existing Permanent Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Permanent Lenders in connection therewith.

III. GENERAL PAYMENT PROVISIONS:

Interest Rates/Unused
Commitment Fee:	At the Company’s option, Loans under the Permanent Facilities will be LIBO Rate Loans or Alternate Base Rate Loans. The initial applicable margins (the “Applicable Margins”) shall be (i) with respect to Permanent Tranche A Term Loans and Permanent Revolving Loans 1.75% in respect of LIBO Rate Loans and 0.75% in respect of Alternate Base Rate Loans and (ii) with respect to Permanent Tranche B Term Loans, 2.00% in respect of LIBO Rate Loans and 1.00% in respect of Alternate Base Rate Loans. The initial unused commitment fee (the "Unused Commitment Fee”) will be 0.375%. Commencing on the date of delivery of the quarterly compliance certificate covering a period of at least three full months immediately succeeding the Permanent Facility Closing Date, the Applicable Margins and Unused Commitment Fee for the Permanent Revolving Loans and Permanent Tranche A Term Loans will be determined pursuant to a leverage ratio based grid to be mutually agreed.

The Unused Commitment Fee will accrue at the rates above per annum on the daily average unused portion of the Permanent Revolving Facility from the Permanent Facility Closing Date and shall be payable quarterly in arrears and computed on the basis of a 360 day year and actual days elapsed. The aggregate outstanding principal amounts of swingline borrowings shall not be deemed to be usage under the Permanent Revolving Facility for purposes of calculating the Unused Commitment Fee.

Default Rate:	Interest shall accrue on any amount not paid when due at a rate equal to 2% above the rate otherwise applicable with respect to Loans and 2% above the alternate base rate plus the relevant Applicable Margin for Alternate Base Rate Loans with respect to all other amounts and shall be payable upon demand.

Interest Payment Date:	Interest periods for LIBO Rate Loans shall be, at the Company’s option, seven days, fourteen days, or one, two, three, six or, if then available to all applicable Permanent Lenders, nine or twelve months; provided that no such interest period shall extend beyond the relevant final maturity date. Interest on LIBO Rate Loans (computed on the basis of a 360-day year) shall be payable on the last business day of the applicable interest period for such Permanent Loans and, if earlier, at the end of each three-month period after the commencement of such interest period. Interest on Alternate Base Rate Loans (computed on the basis of a 365-day year unless the interest rate thereon is based on the Federal Funds Rate, in which case, calculated on the basis of a 360-day year) shall be payable quarterly in arrears.

Letter of Credit Fees and
Payment Dates:	A Letter of Credit Fee shall accrue in an amount equal to the Applicable Margin for Permanent Revolving Loans made or maintained as LIBO Rate Loans as then in effect on the daily average amount of all outstanding Letters of Credit, payable to each Permanent Lender under the Permanent Revolving Facility on the basis of its percentage of the commitments for the Permanent Revolving Facility.

In addition, a Letter of Credit fronting fee shall be payable to the Issuer for its own account, as the Issuer, in a per annum amount to be agreed upon on the stated amount of the applicable Letter of Credit, payable in advance on the date of each issuance or extension of such Letter of Credit and quarterly thereafter. Customary drawing, administrative and amendment fees will be charged by the Issuer of each Letter of Credit for the account of the Company.

Voluntary Prepayment:	Permanent Revolving Loans, Permanent Tranche A Term Loans and Permanent Tranche B Term Loans will be voluntarily payable at any time without premium or penalty in minimum and incremental amounts to be agreed. Voluntary prepayments of any Permanent Tranche A Term Loan shall be applied to the Permanent Tranche A Term Loans under the Permanent Tranche A Term Facility as directed by the Company. Voluntary prepayments of any Permanent Tranche B Term Loans shall be applied to the Permanent Tranche B Term Loans under the Permanent Tranche B Term Facility as directed by the Company. In all events, LIBO rate breakage costs, if any, shall be for the account of the Company.

Loans under the Permanent Tranche A Term Loans and the Permanent Tranche B Term Loans shall be prepaid on a pro rata basis with (a) 50% of Excess Cash Flow (to be defined), with reductions to be agreed upon based upon achievement and maintenance of leverage ratios to be agreed upon, (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions to be agreed upon), and (c) 100% of the net cash proceeds of issuances, offerings or placements of debt securities of the Company and its subsidiaries (subject to exceptions to be agreed upon).

The above-described mandatory prepayments shall be applied pro rata to the remaining amortization payments under the Permanent Tranche A Term Loans and the Permanent Tranche B Term Loans. Notwithstanding the foregoing, each Permanent Lender under the Permanent Tranche A Term Loans and the Permanent Tranche B Term Loans shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected shall be reoffered to each non-rejecting Lender under the Permanent Tranche A Term Loans and the Permanent Tranche B Term Loans. Any mandatory prepayments remaining after being reoffered to such non-rejecting Permanent Lenders may be retained by the Borrower.

Mandatory
Prepayments/Commitment Reductions:	The foregoing mandatory prepayment provisions shall not apply at any time the Company has Investment Grade status and the Permanent Tranche B Term Loans have been repaid in full. “Investment Grade” status means that the Company has a corporate family rating from Moody’s of Baa3 (with a stable or positive outlook) or better and a corporate credit rating from S&P of BBB- (with a stable or positive outlook) or better.

IV. GUARANTEES AND COLLATERAL:

Guarantees:	The Permanent Facilities and hedging arrangements entered into with the Permanent Administrative Agent, the Permanent Lead Arrangers, a Permanent Lender or any affiliates of any of the foregoing will be unconditionally guaranteed on a joint and several, senior basis by an entity (“Holdings”) formed to own the capital stock of the Company, if applicable, and all direct and indirect (existing and future) material domestic subsidiaries of the Company other than those subsidiaries designated as exempt subsidiaries, of which the total assets are not equal to or greater than 10% of the Company’s consolidated total assets on any such date, and those subsidiaries prohibited by law from guaranteeing the Permanent Facilities (the “Exempt Subsidiaries”).

Security:	The Permanent Facilities will be secured by a first-priority perfected lien on all of the capital stock of each direct and indirect material subsidiary of the Company (excluding Exempt Subsidiaries) and, to the extent Holdings is formed to own the capital stock of the Company, a first-priority perfected lien on all of the capital stock of the Company (collectively, the “Collateral”); provided, however, that no more than 65% of the voting equity interests of first tier non-U.S. subsidiaries will be pledged as security and no equity interests of other non-U.S. subsidiaries will be pledged as security. All of the above-described liens shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Permanent Lenders, and none of the Collateral shall be subject to any other liens.

V. CERTAIN CONDITIONS:

Conditions Precedent:	See Exhibit D to the Commitment Letter.

Further Conditions Precedent:	In addition to the conditions set forth in Exhibit D to the Commitment Letter, the making of each Permanent Loan pursuant to the Facilities and the issuance of each Letter of Credit will be conditioned upon (i) subject to paragraph nine of the Commitment Letter, all representations in the definitive documentation with respect to the Permanent Facilities being true and correct in all material respects, (ii) prior written notice of borrowings or issuances, as the case may be, and (iii) there being no matured or unmatured event of default.

VI. REPRESENTATIONS, WARRANTIES, COVENANTS AND
EVENTS OF DEFAULT:	The definitive documentation with respect to the Permanent Facilities will contain representations, warranties, covenants and events of default applicable to the Company and its subsidiaries (and, if applicable, Holdings) customary for financings of this type, subject to those additional specifications below:

Representations and Warranties:	The following (with exceptions and materiality qualifications to be agreed): organization, powers, qualification, good standing, conduct of business and subsidiaries; authorization of borrowing; accuracy of financial statements and other information; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with laws (including ERISA, margin regulations and environmental laws); securities activities; payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; employee benefit plans; environmental matters; matters related to collateral; and accuracy of disclosure.

Affirmative Covenants:	The following (to be applicable to the Company and its subsidiaries (and, if applicable, Holdings)) (with exceptions and materiality qualifications to be agreed): maintenance of corporate existence and rights; appropriate separateness covenants; performance of obligations; delivery of financial statements, other financial information and information required under the

USA Patriot Act; delivery of notices of default, litigation and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; payment of taxes; environmental claims; separateness; execution of guarantees and collateral documents; release of collateral; and further assurances.

Negative Covenants:	The following:

(i) Limitation on Indebtedness: limited only by compliance with the covenants described under the caption “Financial Covenants”; provided, however, that (i) indebtedness of non-Guarantor subsidiaries may not exceed a percentage to be determined of Consolidated Net Worth of the Company, and (ii) receivables securitizations may not exceed an amount to be determined in the aggregate.

(ii) Limitation on Guarantees: limited to guarantees of indebtedness otherwise permitted to be incurred.

(iii) Limitation on Restricted Payments: the aggregate amount of dividends or similar distributions (including direct or indirect redemptions of common stock or preferred stock) since the Permanent Facility Closing Date may not exceed the sum of an amount to be determined and a percentage to be determined of the Company’s cumulative consolidated net income since the such date. The foregoing restriction shall not apply at any time the Company either (i) has Investment Grade status or (ii) has a ratio to be determined of total funded debt to EBITDA (after giving effect to the proposed transaction and any related incurrence of indebtedness) and has a corporate family rating from Moody’s of Ba1 (with a stable or positive outlook) or better and a corporate credit rating from S&P of BB+ (with a stable or positive outlook) or better.

(iv) Limitation on Liens: purchase money indebtedness permitted so long as the aggregate amount of indebtedness secured thereby does not exceed 80% of the fair market value of the assets so acquired; sale-leasebacks may not exceed an amount to be determined in the aggregate at any time and liens securing other indebtedness may not exceed a percentage to be determined of Consolidated Net Worth of the Company and its Subsidiaries.

(v) Limitation on Asset Sales: sale of assets or similar transfers shall be permitted so long as the Company is in pro forma compliance with all covenants after giving effect to such asset sale and so long as the aggregate consideration received by the Company and its subsidiaries in connection with such asset sales since the Permanent Facility Closing Date (excluding proceeds of asset sales received in connection with a sale of receivables in connection with a permitted receivables securitization) does not exceed a percentage to be determined of the book value of total assets of the Company and its subsidiaries from time to time. The foregoing restriction shall not apply at any time the Company has Investment Grade status and the Permanent Tranche B Term Loans have been repaid in full.
(vi) Limitation on Acquisitions and Investments: limited only by pro forma compliance with the covenants described under the caption

“Financial Covenants.”

(vii) Limitation on Capital Expenditures: limited in each fiscal year to amounts to be agreed upon, subject to one year carryforward for unused amounts. The foregoing restriction shall not apply at any time the Company has Investment Grade status and the Permanent Tranche B Term Loans have been repaid in full.

(viii) Limitation on Transactions with Shareholders and Affiliates: consistent with Existing Credit Facility.

(ix) Restriction on Fundamental Changes: mergers and consolidations permitted so long as no default has occurred and is continuing or would result therefrom and so long as the successor entity assumes all of the obligations under the definitive documentation relating to the Facilities.

(x) Conduct of Business: no businesses other than those engaged in on the Permanent Facilities Closing Date and any similar or related business or businesses ancillary thereto.

Financial Covenants:	Limited to the financial covenants set forth below, tested at the Company level (or, if applicable, the Holdings level), with the definitions to be substantially consistent with those in the Existing Credit Agreement (all accounting terms to be interpreted, and all accounting determinations and computations to be made, on a consolidated basis and in accordance with U.S. generally accepted accounting principles):

1. Maximum ratio of total funded debt to EBITDA of a ratio to be determined at the end of each fiscal quarter for the period of the last four fiscal quarters.

2. Minimum ratio of EBITDA to interest expense of a ratio to be determined at the end of each fiscal quarter for the period of the last four fiscal quarters.

Events of Default:	Usual for facilities and transactions of this type (with exceptions and materiality qualifications to be agreed), including, without limitation, nonpayment of principal, interest or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross-default and cross-acceleration, bankruptcy, material monetary judgments, ERISA events, actual or asserted invalidity of guarantees or security interests and Change in Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Permanent Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Permanent Facilities (with certain amendments and waivers also requiring class votes), except that the consent of each Permanent Lender directly adversely affected thereby shall be required with respect to (a) increases in the commitment of such Permanent Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity, (d) releases of all or substantially all of the value of the guarantors or collateral and (e) the other matters specified in the Existing Credit Agreement.

VIII. MISCELLANEOUS:	Customary provisions to be included as mutually agreed, including, without limitation, the following:

1. Customary indemnity and capital adequacy provisions, including but not limited to compensation in respect of taxes (including gross-up provisions for withholding taxes) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection reasonably deemed necessary by the Permanent Lead Arrangers to provide customary protection.

2. The Permanent Lenders will be permitted to assign and participate Loans and commitments in minimum amounts of $5.0 million. Any assignments shall be by novation and shall require the consent of the Company and the Permanent Administrative Agent (unless such assignment was to another Senior Lender or, if there is no increased cost to the Company as a result thereof, an affiliate or related fund of the assigning Permanent Lender), such consent not to be unreasonably withheld or delayed or required by the Company following the occurrence and during the continuance of a matured event of default. Participations shall be without restrictions and participants will have the same benefits as the Permanent Lenders with regard to increased costs, capital adequacy, etc., and provision of information on the Company and its subsidiaries; provided that (i) no participant shall be entitled to receive more with respect to increased costs, etc. than the lender from which it purchased its participation and (ii) the right of participants to vote on amendments, waivers, etc. will be limited to certain customary issues such as, without limitation, extension of the final scheduled maturity date of the Loans participated in by such participant or any decrease in the rate of interest due thereon or reduction in any amount payable in respect of any such Permanent Loan.

3. Indemnification of the Permanent Lead Arrangers, the Permanent Administrative Agent, each of the Permanent Senior Lenders and each of their respective affiliates, directors, officers, agents and employees (collectively, the "Indemnified Parties”) from and against any losses, claims, damages, liabilities or other expenses, other than those resulting from the gross negligence or willful misconduct of any Indemnified Party.

4. The Company shall pay all reasonable fees, costs, expenses (including all reasonable out-of-pocket costs and expenses arising in connection with the syndication of the Permanent Facilities and any due diligence investigation performed by the Permanent Lead Arrangers, and the reasonable fees and expenses of legal counsel to the Permanent Lead Arrangers, including any local, special or foreign counsel retained by the Permanent Lead Arrangers in consultation with the Company) arising out of or in connection with the negotiation, preparation, execution, delivery, enforcement or administration of the definitive documentation and any amendment, modification or waiver thereto.

5. Waiver of jury trial.

6. New York governing law and consent to New York jurisdiction.

Counsel to the Lead Arrangers, Administrative
Agent and Lenders:	Cahill Gordon & Reindel llp.

EXHIBIT D
Conditions to Closing
     (a) In the event of an Exchange Offer and Back-End Merger, the Exchange Offer Closing Date will be subject to the satisfaction of the following conditions precedent:
(i)	The Exchange Offer shall be consummated in accordance with applicable law, in accordance in all material respects with the terms described in the Commitment Letter and otherwise on terms and conditions reasonably satisfactory to the Lead Arrangers.

(ii)	Each condition to the consummation thereof set forth in the draft S-4 shall be reasonably satisfactory to the Lead Arrangers and shall have been satisfied, and no such condition shall have been waived, modified or amended without the written consent of the Lead Arrangers.

(iii)	The S-4 shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the S-4 shall have been issued nor shall there have been proceedings for that purpose initiated or threatened and all Company shares issuable pursuant to the Exchange Offer, the Back-End Merger shall have been approved for listing by the Nasdaq Stock Market and shall have received all necessary securities law authorizations.

(iv)	The Company shall have acquired pursuant to the Exchange Offer a number of Shares that, on a fully diluted basis, constitutes a majority of the outstanding voting shares, on a fully diluted basis, of Target.
     (b) In the event of a Negotiated Transaction or a closing date of a Back-End Merger, the Permanent Facilities Closing Date will be subject to the satisfaction of the following conditions precedent:
(i)	In the event of a Negotiated Transaction, the definitive agreement relating to the Acquisition and all other material related documentation (the “Acquisition Agreement”) shall be reasonably satisfactory to the Lead Arrangers. The Acquisition and the other Transactions shall be consummated simultaneously with the closing under the Facilities in accordance with applicable law and on the terms described in the Acquisition Agreement without giving effect to any consent or waiver thereto by the Company that is materially adverse to the Lenders unless the Lead Arrangers shall have approved of such consent or waiver in writing.

(ii)	In the event of a Back-End Merger, each of the conditions to the Exchange Offer shall have previously been satisfied, and the Back-End Merger shall have been consummated in accordance with applicable law, in accordance in all material respects with the terms described in the Commitment Letter and otherwise on terms and conditions reasonably satisfactory to the Lead Arrangers.

(iii)	After giving effect to the Transactions and the other transactions contemplated hereby, the Company and its subsidiaries and the Target and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities and (b) other limited indebtedness to be agreed upon.
     (c) Each of an Exchange Offer Closing Date and Permanent Facilities Closing Date shall be subject to the following additional conditions precedent:
(i)	The Lenders shall be satisfied that any shareholders’ rights plan, each similar plan or charter or by-law provision and each anti-takeover or similar statute are and will be inapplicable to the Negotiated Transaction, the Exchange Offer, the Back-End Merger and the other Transactions.

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(ii)	Receipt of consolidated financial statements of the Company and its subsidiaries and the Target and its subsidiaries, including balance sheets and income and cash flow statements as of the end of and for each of the last three fiscal years ended at least 90 days prior to the applicable Closing Date audited by independent public accountants of recognized national standing (evidencing unqualified audit opinions) and prepared in conformity with U.S. generally accepted accounting principles, together with the report thereon; unaudited interim financial statements of the Company and its subsidiaries and the Target and its subsidiaries, prepared in each case in the same manner as the historical audited statements, for each quarterly period ended since the most recently ended fiscal year and at least 45 days prior to the applicable Closing Date and for the same quarterly periods during the most recently ended fiscal year.

(iii)	After giving effect to the Transactions and the other transactions contemplated hereby, the Company and its subsidiaries (in the case of an Exchange Offer Closing Date, other than Target and its subsidiaries) shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities and (b) other limited indebtedness to be agreed upon.

(iv)	All reasonable fees and documented expenses due to the Lead Arrangers, the Administrative Agent, the Syndication Agent, the Documentation Agent and the Lenders for which invoices shall have been received shall have been paid in full.

(v)	The Administrative Agent shall have received (a) usual and customary opinions addressed to the Administrative Agent and the Lenders from counsel to the Company and its subsidiaries reasonably satisfactory to the Administrative Agent (including, without limitation, with respect to compliance with the corporate aspects thereof), and such corporate resolutions, certificates (including a solvency certificate) and other documents as the Lead Arrangers shall reasonably request, (b) subject to the ninth paragraph of the Commitment Letter, first-priority perfected security interests in the Collateral (free and clear of all liens, subject to customary and limited exceptions to be agreed upon) and related reasonably satisfactory lien and judgment searches.

(vi)	The Administrative Agent shall have received, at least five business days in advance of the applicable Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

(vii)	The Refinancing shall be consummated simultaneously with the applicable Closing Date in accordance with applicable law and on the terms described in the Commitment Letter.

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